WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

BONDS.COM GROUP, INC.

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Bonds.com Group, Inc., a Delaware corporation (the “Company”), the undersigned, being the holder of the number of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), Series A participating preferred stock, par value $0.0001 per share (the “Series A Stock”), Series C convertible preferred stock, par value $0.0001 per share (the “Series C Stock”), Series E convertible preferred stock, par value $0.0001 per share (the “Series E Stock”), Series E-1 convertible preferred stock, par value $0.0001 per share (the “Series E-1 Stock”), and/or Series E-2 convertible preferred stock, par value $0.0001 per share (the “Series E-2 Stock” and, collectively with the Series A Stock, Series C Stock, Series E Stock and Series E-1 Stock, the “Company Preferred Stock”) set forth on the signature page below, does hereby irrevocably consent as follows:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company has (a) approved and declared advisable (i) the Agreement and Plan of Merger, dated as of March 5, 2014, among MTS Markets International, Inc., a Delaware corporation (“Parent”), MMI Newco Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”), (ii) the Merger and (iii) the other transactions contemplated by the Merger Agreement, including execution of the Escrow Agreement (as defined in the Merger Agreement), (b) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (d) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Company Common Stock and Company Preferred Stock that are held by a holder who has sought appraisal rights pursuant to the DGCL) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as it believes necessary to make an informed decision concerning its vote on the adoption of the Merger Agreement, and the undersigned has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences to it of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of its shares of Company Common Stock and Company Preferred Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desires to waive certain other rights in connection with this written consent, the Merger Agreement and the Merger all as set forth herein;

WHEREAS, the undersigned agrees not to transfer, at any time prior to the Effective Time (as defined in the Merger Agreement), any shares of Company Common Stock or Company Preferred Stock held by it;

WHEREAS, the undersigned, if a holder of Series E-2 Stock (“Series E-2 Holder”), acknowledges and agrees that $1,500,000 of Merger Consideration (as defined in the Merger Agreement) (the “Escrow Amount”) will be placed in escrow for the purpose of (a) paying any amount owed, if any, as a result of a downward adjustment to the Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (b) satisfying any indemnification claims that may arise under Section 9.2 of the Merger Agreement, subject in each case to the terms of the Merger Agreement, including Section 9.6, with it being understood that all such obligations set forth in (a) and (b) above shall be satisfied solely by the Escrow Amount and that any portion of the Escrow Amount not used to satisfy such obligations shall be released to the Stockholder Representative (as defined in the Merger Agreement) for distribution to the Series E-2 Holders over a period of two years pursuant to the terms of the Merger Agreement and the Escrow Agreement;

WHEREAS, the undersigned, if a Series E-2 Holder, acknowledges and agrees that up to $200,000 of Merger Consideration (the “Reserve Amount”) will be disbursed to the Stockholder Representative to be used to pay any expenses (including reasonable legal fees, accounting fees, consulting fees, and other out-of-pocket expenses) incurred by the Stockholder Representative in that capacity; and

WHEREAS, the undersigned, if a Series E-2 Holder, agrees to the appointment of the Stockholder Representative by the Required Series E-2 Stockholders, with the power and authority to act on behalf of the Series E-2 Holders as set forth in the Merger Agreement.

1.

NOW, THEREFORE, BE IT RESOLVED, that after consideration of the terms and conditions of the Merger Agreement and the Escrow Agreement, the Merger Agreement, the Escrow Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects;

2.

FURTHER RESOLVED, that, the undersigned hereby irrevocably waives any rights to appraisal of the fair value of its shares of Company Common Stock and Company Preferred Stock with respect to the Merger and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

3.

FURTHER RESOLVED, that, conditioned on the Closing (as defined in the Merger Agreement) and effective as of the Effective Time, the undersigned (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) hereby irrevocably waives any and all claims it may have against the Company or the Surviving Corporation in its capacity as a stockholder of the Company, including, without limitation, any claim relating to any prior purchases by such stockholder of debt or equity of the Company, including pursuant to the Unit Purchase Agreement dated December 5, 2011 and the Unit Purchase Agreement dated February 28, 2013, and agrees to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing;  provided, however, nothing in this written consent constitutes a waiver of (a) rights or claims under the Merger Agreement, the Escrow Agreement, and other Ancillary Agreements, (b) for the avoidance of doubt, rights or claims under indemnification or similar agreements and indemnification, exculpation and advancement of expense provisions in the Company’s Certificate of Incorporation and Bylaws, (c) for the avoidance of doubt, rights to repayment of the Bridge Loans (as defined in the Merger Agreement), or (d) for the avoidance of doubt, any rights or claims in the event the Closing does not occur;

4.

FURTHER RESOLVED, that the undersigned hereby agrees not to transfer any shares of Company Common Stock or Company Preferred Stock held by it at any time prior to the Effective Time (as defined in the Merger Agreement), unless and until the Merger Agreement is validly terminated in accordance with its terms;

5.

FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned hereby acknowledges and agrees (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) that the Escrow Amount will be placed in escrow for the purpose of (a) paying any amount owed, if any, as a result of a downward adjustment to the Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (b) satisfying any indemnification claims that may arise under Section 9.2 of the Merger Agreement, subject in each case to the terms of the Merger Agreement, including Section 9.6, with it being understood that all such obligations set forth in (a) and (b) above shall be satisfied solely by the Escrow Amount and that any portion of the Escrow Amount not used to satisfy such obligations shall be released to the Stockholder Representative (as defined in the Merger Agreement) for distribution to the Series E-2 Holders over a period of two years pursuant to the terms of the Merger Agreement and the Escrow Agreement;

6.

FURTHER RESOLVED, that the Required Series E-2 Stockholders are authorized to designate the Stockholder Representative (as defined in the Merger Agreement), with the power and authority to act on behalf of the Series E-2 Holders as set forth in the Merger Agreement and with the rights set forth in the Merger Agreement;

7.

FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned acknowledges and agrees that the Reserve Amount will be disbursed to the Stockholder Representative to be used to cover and liabilities and pay any expenses (including reasonable legal fees, accounting fees, consulting fees, and other out-of-pocket expenses) incurred by the Stockholder Representative in that capacity in accordance with the terms of Section 10.2 of the Merger Agreement;

8.

FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned agrees to all the provisions relating to the Reserve Amount and the Stockholder Representative (including, without limitation, Sections 2.3, 2.9, 10.2 and 10.6) of the Merger Agreement and that the other Series E-2 Holders may rely upon such agreement as being binding against the undersigned; and

9.

FURTHER RESOLVED, that Parent and the Stockholder Representative may rely upon the shareholder consent in resolution 1, above, and the waivers and agreements in resolutions 2 through 8 above, as being binding as a shareholder consent, waivers and agreements, as applicable, against the undersigned.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This written consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Stockholder Consent Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Oak Investment Partners XII, Limited Partnership

By:

/s/ Ann H. Lamont

Date:  March 11, 2014

       Name:

Ann H. Lamont

       Title:

Managing Member

       Number of shares of Series C Stock:     8,795

       Number of shares of Series E Stock:     4,267

       Number of shares of Series E-2 Stock:  3,000

[Stockholder Consent Signature Page]